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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), entered into effective as of June 2, 2003 (the "Effective Date"), by and between Cyberonics, Inc. (the "Company") and Michael Cheney ("Employee").

                                   WITNESSETH:

         WHEREAS, the Company desires to secure the experience, abilities and service of Employee by employing Employee upon the terms and conditions specified herein; and

         WHEREAS, Employee is willing to enter into this Agreement upon the terms and conditions specified herein;

         NOW, THEREFORE, in consideration of the premises, terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, all upon the terms and conditions set forth herein.

         SECTION 2. Term. Subject to the terms and conditions of this Agreement, unless sooner terminated pursuant to Section 5 of this Agreement, Employee shall be employed by the Company commencing on the Effective Date and terminating on the close of business on the third anniversary of the Effective Date (the "Term"). Termination of this Agreement shall not alter or impair any rights of Employee (or his beneficiaries or heirs) with respects to payments, benefits or other rights provided by the terms of this Agreement, arising before or after the end of the Term.

         SECTION 3. Duties, Responsibilities and Location.

                           A. Capacity. Employee shall serve as the Senior Vice President of the Company and shall report to the Chief Executive Officer of the Company.

                           B. Full-Time Duties. Employee shall devote his full business time, attention and energies to the business of the Company. Notwithstanding anything herein to the contrary, Employee shall be allowed to (i) manage Employee's personal investments and affairs and, (ii) with the written consent of the Chief Executive Officer of the Company, serve on boards or committees of civic or charitable organizations or trade associations, provided that such activities do not materially interfere with his performance of the duties and responsibilities of his position specified in Section 3.A.

                           C. Offices. Employee's primary place of work shall be at the principle executive offices of the Company located in the greater Houston, Texas

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                  metropolitan area, but Employee shall be required to travel on a basis consistent with his position.

         SECTION 4. Compensation.

                           A. Base Salary. During the Term, Employee shall receive an annual salary of $300,000 (the "Base Salary") payable in accordance with the Company's general payroll practices. Employee's Base Salary shall be reviewed prior to the beginning of each fiscal year of the Company for increase in the discretion of the Compensation Committee of the Board of Directors ("Compensation Committee"); provided, however, that the Base Salary, as it may be increased at any time, may not thereafter be decreased.

                           B. Annual Incentive Bonus. During the Term, Employee shall be eligible to participate in the Annual CEO Direct Reports Bonus Plan, with a target bonus of 50% of Employee's annual Base Salary. A bonus, if earned, shall be payable as soon as reasonably practical following the completion of the applicable bonus year. Bonuses for Employee shall be based on the achievement of such Company, departmental and/or individual performance goals that may be established for the applicable bonus year by the Compensation Committee.

                           C. Annual Overachievement Bonus. During the Term, Employee shall be eligible to participate in the Annual CEO Direct Reports Overachievement Bonus Plan as determined by the Compensation Committee. Overachievement Bonuses shall be based on the Company's overachievement of the annual Net Sales, Earnings per Share and Cash Flow objectives included in the annual budget approved by the Board of Directors at the beginning of each year.

                           D. Equity Compensation. Employee will be eligible for grants of Company stock options (the "Options") and other equity awards in the discretion of the Compensation Committee.

                           E. General Benefits. Upon satisfying applicable eligibility requirements, if any, Employee will be eligible to participate in the Company's qualified 401(k) plan, group health, group life insurance, accidental death and dismemberment, travel accident, long-term disability and short-term disability plans and other welfare and similar plans and vacation policies under terms generally applicable to other similarly situated employees of the Company and shall be eligible to receive all perquisites and other benefits provided or made available by the Company to other similarly situated executives of the Company.

                           F. Reimbursements. Employee shall be entitled to receive prompt reimbursement by the Company in accordance with its business reimbursement policy in effect from time to time for all reasonable, out-of-pocket business expenses incurred by him in performing his duties under this Agreement upon the submission by Employee of such accounts and records as may be reasonably required under the Company's business reimbursement policy.

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         SECTION 5. Termination of Employment. Notwithstanding the provisions of
Section 2, Employee's employment hereunder may terminate under any of the following conditions:

                           A. Death. Employee's employment under this Agreement shall terminate automatically upon his death.

                           B. Disability. Employee's employment under this Agreement may be terminated due to his Disability. "Disability" shall mean Employee's inability to substantially perform his duties hereunder for any period of at least 180 consecutive days due to a physical or mental incapacity. The date of termination due to Disability shall be the date Employee elects to terminate his employment service due to such Disability or, if earlier, the date the Board determines that Employee has met the definition of Disability and given written notice of such termination to Employee.

                           C. Termination by Company Without Cause. The Company may terminate Employee's employment hereunder without Cause (as hereinafter defined) on 30 days' prior written notice to Employee.

                           D. Termination by Company for Cause. Employee's employment hereunder may be terminated for Cause by the Company. For purposes of this Agreement, "Cause" shall mean
                  (i) the willful and continued failure by Employee to substantially perform Employee's duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness), (ii) an act or acts of dishonesty taken by Employee and intended to result in personal enrichment of Employee at the expense of the Company,
                  (iii) willful violation by Employee of Employee's material obligations under this Agreement, (iv) willful violation by Employee of a material policy of the Company, including its policies regarding professional and ethical conduct, (v) Employee's commission of one or more acts that constitute a felony, (vi) Employee is publicly censured by the Securities Exchange Commission, or (vii) Employee commits one or more acts of fraud as regards the Company. For purposes of clause
                  (i) of this definition, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's act, or failure to act, was in the best interest of the Company. The determination of whether Cause exists must be made by a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company.

                           E. Termination by Employee. Employee may terminate his employment hereunder at any time on 30 days' prior written notice to the Board.

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SECTION 6. Payments Upon Termination.

                  A. Upon termination of Employee's employment for any reason prior to the expiration of the Term, the Company shall be obligated to pay, and Employee shall be entitled to receive:

                           1. all accrued and unpaid Base Salary to the date of termination;

                           2. any earned, but unpaid, bonuses for the bonus year ending prior to the date of termination;

                           3. all incurred but unreimbursed business expenses for which Employee is entitled to reimbursement; and

                           4. any benefits to which he is entitled under the terms of any applicable employee benefit plan or program, or applicable law.

                  B.       Upon termination of Employee's employment pursuant to
         Section 5.C., the Company shall be obligated to pay or provide, and Employee's estate or beneficiary shall be entitled to receive:

                           1.       all of the amounts and benefits described in
                  Section 6.A.; and

                           2. either (a) a lump sum payment equal to 1.5 times the sum of (i) Employee's Base Salary, plus (ii) the most recent annual bonus earned by Employee or (b) a lump sum payment equal to 1.5 times Employee's Base Salary and, solely for purposes of determining Employee's vesting under any Options, the number of shares that would become vested under such Options during the 12-month period following Employee's termination date if Employee's employment had continued during such period shall become vested on his termination of employment date, whichever of (a) or (b) is elected by Employee in writing to the Company within five days of his termination date.

                  C.       In the event of any termination of employment under
         Section 5, Employee shall be under no obligation to seek other employment, and, except as provided in Section 6.D, there shall be no offset against amounts due Employee under this Agreement on account of any remuneration attributable to any subsequent employment or self-employment that he may obtain.

                  D. The Company and Employee have previously or contemporaneously with this Agreement entered into a Severance Agreement which provides certain payments and benefits to Employee upon a qualified termination of employment in connection with a change of control of the Company. Notwithstanding anything in this Agreement to the contrary, to the extent Employee is entitled to receive any severance payment or benefits under the Severance Agreement any

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         severance payment or benefits to which Employee is otherwise entitled to receive under this Agreement shall be reduced or offset by the severance payment or benefit payable under the Severance Agreement in such manner as is appropriate, as determined in good faith by the Board, to prevent a duplication of such payment and benefits.

         SECTION 7. Indemnification. The Company agrees to indemnify Employee to the fullest extent permitted by applicable law with respect to any acts or non-acts he may have committed during the period which he was an officer, director and/or employee of the Company or any subsidiary or affiliate thereof, or of any other entity of which he served as an officer, director or employee at the request of the Company.

         SECTION 8. Covenants of Employee. Employee covenants as follows:

                  A. Confidentiality. During and after his employment with the Company and its affiliates, Employee will hold in confidence all confidential information and will not disclose it to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Board of Directors or the Chief Executive Officer; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of confidential information where applicable law requires, including, but not limited to, in response of subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that Employee is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to make any disclosure of confidential information, Employee agrees that he will (i) immediately provide the Company with written notice of the existence, terms and circumstances, surrounding such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Company in its efforts to decline, resist or narrow such requests and
         (iii) if disclosure of such confidential information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information. "Confidential information" means any and all intellectual property of the Company (or any of its affiliates), including but not limited to: (a) trade secrets concerning the business and affairs of the Company (or any of its affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and (b) information concerning

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         the business and affairs of the Company (or any of its affiliates)
         (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company (or any of its affiliates) containing or based, in whole or in part, on any information included in the foregoing.

                  B. Trade Secrets. Any trade secrets of the Company will be entitled to all of the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered confidential information for purposes of this Agreement, so long as it otherwise meets the definition of confidential information. Employee hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

                  C. Proprietary Items. Employee will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Company or used in the Company's business (collectively, the "Proprietary Items"). All of the Proprietary Items, whether or not developed by Employee, are the exclusive property of the Company. Upon termination of his employment, or upon the request of the Company during the Term, Employee will return to the Company all of the Proprietary Items and confidential information in Employee's possession or subject to Employee's control, and Employee shall not retain any copies, abstracts, sketches, or other physical embodiment, including electronic or otherwise, of any of the Proprietary Items or confidential information.

                  D. Non-Competition and Non-Interference. During the period of his employment with the Company or its affiliates and for the one-year period after the termination of his employment with the Company and its affiliates, Employee will not, directly or indirectly:

                           1. without the express prior written consent of the Board of Directors, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person that competes with the Company in the field of neurostimulation in a matter covered by a patent assigned to or held by the Company; provided, however, that following Employee's termination of employment with the Company the foregoing restriction shall apply only

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                  to those areas where the Company is actually doing business on the date of such termination of employment; provided, further, that Employee may purchase or otherwise acquire for passive investment up to 3% of any class of securities of any such enterprise if such securities are listed on any national or regional securities exchange or have been registered under
                  Section 12(g) of the Securities Exchange Act of 1934;

                           2. whether for Employee's own account or for the account of any other person, (except for the account of the Company and its affiliates), solicit Business from any person known by Employee to be a customer of the Company or its affiliates, whether or not Employee had personal contact with such person during Employee's employment with the Company and its affiliates;

                           3. whether for Employee's own account or the account of any other person, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company or an affiliate, or in any manner induce, or attempt to induce, any employee of the Company or its affiliate to terminate his employment with the Company or its affiliate; or (ii) interfere with the Company's or its affiliate's relationship with any person who at any time during the Term, was an employee, contractor, supplier, or customer of the Company or its affiliate; or

                           4. at any time after the termination of his employment, disparage the Company or its affiliates or any shareholders, directors, officers, employees, or agents of the Company or any of its affiliates, so long as the Company does not disparage Employee.

                  E. Acknowledgements. The Company acknowledges that it is providing Employee with confidential information in order for Employee to perform his duties under this Agreement. Employee acknowledges that
         (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, and (b) the provisions of this Section 8 are reasonable and necessary to protect the confidential information, goodwill and other business interests of the Company. If any covenant in this Section 8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee. Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Company. The period of time applicable to any covenant in this Section 8 will be extended by the duration of any violation

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         by Employee of such covenant. The provisions of this Section 8 shall survive the termination of the Term of this Agreement.

         SECTION 9. Injunctive Relief and Additional Remedy. Employee acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of Section 8 of this Agreement would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain a temporary restraining order and/or injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. Employee waives any requirement for the Company's securing or posting of any bond in conjunction with any such remedies. Employee further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the Company's rights under this Section or any other remedies of the Company, if Employee breaches any of the provisions of
Section 8 and such breach is proven in a court of competent jurisdiction, the Company will have the right to cease making any payments or providing other benefits otherwise due Employee under this Agreement.

         SECTION 10. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

         SECTION 11. Entire Agreement. Except as contemplated herein and the Severance Agreement referenced in Section 6.D., this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous written or oral agreements, arrangements or understandings between the Company and Employee.

         SECTION 12. Notices. All notices or communications hereunder shall be in writing, addressed as follows or to any address subsequently provided to the other party:

                To the Company:

                Cyberonics, Inc.
                Attention: Chief Executive Officer
                16511 Space Center Blvd., Suite 600
                Houston, Texas 77058

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                To Employee:

                _________________________
                _________________________
                _________________________

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or overnight courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

         SECTION 13. Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

         SECTION 14. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.

         SECTION 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

         SECTION 16. Submission to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN HARRIS COUNTY, TEXAS, FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

         SECTION 17. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

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         SECTION 18. Tax Withholdings. The Company shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to payments and benefits provided under this Agreement.

         SECTION 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth above.

                                CYBERONICS, INC.

                                By: /s/ Robert P. Cummins
                                    --------------------------------------------
                                    Robert P. Cummins
                                    Chairman of the Board of Directors
                                    and Chief Executive Officer

                                EMPLOYEE

                                /s/ Michael Cheney
                                ------------------------------------------------
                                Michael Cheney

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